Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER RESULTS

Flood Recovery at Thailand Operation Proceeding as Planned

HUTCHINSON, Minn., Jan. 24, 2012 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $12.5 million, or $0.53 per share, on net sales of $58.5 million for its fiscal first quarter ended December 25, 2011.  The results for the quarter included:

▪
Flood-related costs of $13.7 million, including $8.3 million of impairment charges for damaged property, plant and equipment, $2.8 million of inventory write-downs and $2.6 million of Thailand operating and site restoration costs;

▪	Flood insurance recoveries of $13.7 million, including $9 million of cash proceeds and $4.7 million of accrued proceeds;
▪	Non-cash interest expense of $1.7 million resulting from the accounting for convertible debt instruments; and
▪	A $0.9 million reversal of previously accrued severance expenses, partially offset by $0.2 million of other costs related to manufacturing consolidation.

Excluding these items, the company’s net loss for its fiscal 2012 first quarter totaled $11.5 million, or $0.49 per share.

In the preceding quarter, the company reported a net loss of $7.2 million, or $0.31 per share, on net sales of $74.4 million.  Results for the preceding quarter included a gain on debt extinguishment of $2.9 million, non-cash interest expense of $1.7 million, consolidation expenses of $0.4 million and accelerated depreciation of $0.2 million.  Excluding these items, the company’s fiscal 2011 fourth quarter net loss totaled $7.9 million, or $0.34 per share.

Thailand Operations Update

Repair and restoration activities are proceeding as planned at the company’s Thailand assembly operation.  “After review of the flood mitigation plans of the Thai government and those of the industrial park where our plant is located, we are proceeding with plans to restore our Thai operation and expect to resume production by the end of June,” said Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer.  “We will closely monitor the implementation of the planned flood mitigation measures as we fully ramp the production capacity of our facility in Thailand.”  Fortun said the company expects it will take until the middle of fiscal 2013 to return the operation to pre-flood output levels.

The company estimates that it will spend $25 million to $30 million in fiscal 2012 and an additional $5 million in fiscal 2013 to restore its assembly operation in Thailand and bring it back to pre-flood capacity levels and to cover the incremental costs of manufacturing in the U.S.  These costs will be partially offset by $25 million in insurance proceeds, $9 million of which the company received in its fiscal first quarter and $16 million that has been received in its fiscal second quarter.

The effects of the flooding in Thailand continue to constrain overall capacity in the disk drive supply chain, significant portions of which are still in recovery mode.  The company expects its fiscal 2012 second quarter suspension assembly shipments will total 90 million to 100 million, compared with 89.3 million in the first quarter.  The company expects its shipments to further increase in its fiscal third and fourth quarters as the disk drive supply chain continues to recover.

Fiscal 2012 First Quarter Review

The company’s fiscal 2012 first quarter shipments of 89.3 million declined 30% compared to the preceding quarter.  “The volume decline was in line with our expectations and resulted from the flood-related capacity constraints at our customers,” said Rick Penn, president of the Disk Drive Components Division.  “We estimate that we maintained our overall market share compared with the preceding quarter as we leveraged our vertically integrated U.S. operations to meet customers’ needs.  Furthermore, we are well positioned to respond to increased demand as the industry recovers.”

Average selling price in the fiscal 2012 first quarter was $0.60, up from $0.58 in the preceding quarter primarily because of a change in the product mix resulting from the flood-related capacity constraints at our customers.  Suspension assemblies for 3.5” ATA applications decreased sequentially, while shipments for mobile applications increased compared with the preceding quarter.

Gross profit in the fiscal 2012 first quarter was $2.3 million, or 4 percent of net sales, compared with $5.1 million, or 7 percent of net sales, in the preceding quarter.  The decline resulted primarily from the lower volume in the quarter and a lower mix of TSA+ product.

TSA+ suspension assemblies accounted for 52% of fiscal 2012 first quarter shipments, down from 60% in the preceding quarter because of shifts in product mix resulting from flood-related capacity constraints among the disk drive manufacturers.  “Despite the decline in TSA+ shipments, we further reduced our TSA+ variable and fixed costs per part.  We expect to realize significant cost savings as the transition of our volume to TSA+ resumes,” said Penn.

Cash and investments at the end of the 2012 first quarter totaled $55.8 million compared with $59.2 million at the end of the preceding quarter.  During the quarter, the company repaid $10.4 million of borrowings on its revolving line of credit.  Cash generated from operations totaled $12.5 million in the first quarter, including $9 million of insurance proceeds received, and capital expenditures totaled $5.4 million.

Hutchinson Technology to Host Conference Call
The investment community conference call to discuss these results will be webcast live today at 4:00 p.m. Central Time.  The live and archived conference call webcast will be available through the Investors page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding demand for and shipments of disk drives, disk drive components and the company’s products, production capability and costs, operating performance, assembly operations in Thailand, the impact of flooding in Thailand and the cost to restore the company’s operation in Thailand.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT: Chuck Ives Hutchinson Technology Inc. 320-587-1605	MEDIA CONTACT: Connie Pautz Hutchinson Technology Inc. 320-587-1823

[Financial Statements Follow]

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 25,	December 26,
	2011	2010

Net sales	$58,475	$68,244

Cost of sales	56,174	64,920

Gross profit	2,301	3,324

Research and development expenses	3,948	4,049

Selling, general and
administrative expenses	7,173	13,634

Severance and other expenses	(711)	-

Flood related costs, net of insurance recoveries	-	-

Loss from operations	(8,109)	(14,359)

Interest expense	(4,283)	(3,844)

Interest income	17	55

Other (expense) income, net	(87)	831

Gain on short- and long-term investments	30	364

Loss before income taxes	(12,432)	(16,953)

Provision (benefit) for income taxes	44	(3)

Net loss	$(12,476)	$(16,950)

Basic loss per share	$(0.53)	$(0.73)

Diluted loss per share	$(0.53)	$(0.73)

Weighted-average common
shares outstanding	23,395	23,371

Weighted-average common
and diluted shares outstanding	23,395	23,371

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	December 25,	September 25,
ASSETS	2011	2011
Current assets:
Cash and cash equivalents	$54,635	$57,554
Short-term investments	1,200	1,612
Trade receivables, net	35,143	44,998
Other receivables	12,426	7,064
Inventories	52,912	55,018
Other current assets	3,946	4,312
Total current assets	160,262	170,558
Property, plant and equipment, net	211,643	223,134
Other assets	7,043	7,313
Total assets	$378,948	$401,005

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$184	$10,681
Accounts payable	16,744	18,373
Accrued expenses	10,185	7,759
Accrued compensation	10,976	12,431
Total current liabilities	38,089	49,244
Convertible notes, net of discount	145,831	144,159
Other long-term liabilities	1,208	1,280
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,399,000 and 23,387,000
issued and outstanding	234	234
Additional paid-in capital	420,392	419,984
Accumulated other comprehensive (loss) income	(244)	190
Accumulated loss	(226,562)	(214,086)
Total shareholders' equity	193,820	206,322
Total liabilities and shareholders' equity	$378,948	$401,005

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended
	December 25,	December 26,
	2011	2010
Operating activities:
Net loss	$(12,476)	$(16,950)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	9,334	11,797
Stock-based compensation	388	750
Non-cash interest expense	1,672	2,238
Gain on short- and long-term investments	(30)	(364)
Impairment of assets	8,338	-
Loss on disposal of assets	(38)	227
Severance and other expenses	(1,624)	290
Flood insurance receivable	(4,727)	-
Changes in operating assets and liabilities	11,665	3,416
Cash provided by operating activities	12,502	1,404

Investing activities:
Capital expenditures	(5,384)	(4,686)
Change in restricted cash	(2)	-
Purchases of marketable securities	(1,613)	(5,700)
Sales/maturities of marketable securities	2,055	18,732
Cash (used for) provided by investing activities	(4,944)	8,346

Financing activities:
Repayments of revolving credit line and debt	(65,219)	(485)
Proceeds from revolving credit line	54,722	-
Proceeds from issuance of common stock	20	-
Cash used for financing activities	(10,477)	(485)

Net (decrease) increase in cash and cash equivalents	(2,919)	9,265

Cash and cash equivalents at beginning of period	57,554	55,639

Cash and cash equivalents at end of period	$54,635	$64,904

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 25,	December 26,
	2011	2010

Net loss (A)	$(12,476)	$(16,950)

Weighted average common shares outstanding (B)	23,395	23,371
Dilutive potential common shares	-	-
Weighted average common and diluted shares
outstanding (C)	23,395	23,371

Basic loss per share [(A)/(B)]	$(0.53)	$(0.73)
Diluted loss per share [(A)/(C)]	$(0.53)	$(0.73)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 25,	September 25,	December 26,
	2011	2011	2010

Net loss - GAAP	$(12,476)	$(7,193)	$(16,950)
Add flood-related costs	13,727	-	-
Subtract flood insurance recoveries	(13,727)	-	-
Add severance and other expenses	-	352	-
Subtract severance and other expenses	(711)	-	-
Subtract gain on extinguishment of debt	-	(2,915)	-
Add accelerated depreciation	-	152	-
Add non-cash interest expenses	1,672	1,685	2,238
Net loss - Adjusted	$(11,515)	$(7,919)	$(14,712)

Net loss per common share – GAAP:

Basic loss per share	$(0.53)	$(0.31)	$(0.73)
Diluted loss per share	$(0.53)	$(0.31)	$(0.73)

Net loss per common share – Adjusted:

Basic loss per share	$(0.49)	$(0.34)	$(0.63)
Diluted loss per share	$(0.49)	$(0.34)	$(0.63)

Weighted average common and dilutive shares outstanding:

Basic	23,395	23,383	23,371
Diluted	23,395	23,383	23,371

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and dilutive shares outstanding, respectively.